CONTRACTOR AGREEMENT

THIS CONTRACTOR AGREEMENT (the “Agreement”) is made as of the 1st day of October, 2016 between QUEST SOLUTION, INC., a Delaware corporation (“QSI”) and JOEY TROMBINO, an individual (“Contractor”) who is an employee of QUEST SOLUTION CANADA INC., a Canadian corporation (“QSC”);

WHEREAS, QSC and/or certain of its affiliates are divesting any and all interests in QSI, and QSI and/or certain of its affiliates are divesting any and all interests in QSC (collectively, with certain related arrangements, the “Sale Transaction”); and

WHEREAS, the Sale Transaction is effective as of September 30,2016 (the “Effective Date”); and

WHEREAS, Contractor had previously been employed by QSI as its Chief Financial Officer pursuant to a contract of employment dated April 19, 2016; and

WHEREAS, on the Effective Date, Contractor’s employment with QSI ended, and he became employed exclusively by QSC under a new contract of employment with QSC; and

WHEREAS, QSC consents to Contractor’s provision of Chief Financial Officer services to QSI while he is an exclusive employee of QSC; and

WHEREAS, Contractor desires to provide those Chief Financial Officer services to QSI on a contract basis, and QSI desires Contractor to so provide them; and

WHEREAS, QSC, QSI and Contractor acknowledge that Contractor shall, after the Effective Date, remain an employee of QSC and QSC alone, and that the services he provides to QSI as Chief Financial Officer will be exclusively as an independent contractor of QSI, not as an employee; and

WHEREAS, QSI and Contractor consequently wish to set forth the terms and conditions under which they agree Contractor shall provide and be compensated for the Chief Financial Officers services he provides to QSI.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, QSI and Contractor agree as follows:

Article 1

SERVICES TO BE PROVIDED

1.1       Provision of Services

In accordance with the terms of this Agreement, Contractor shall provide to QSI the services that are specified in SCHEDULE A (the “Services”), which schedule is incorporated herein by reference. Subject to periodic reporting obligations and the reasonable requests of QSI’s Chief Executive Officer and/or its Board of Directors, Contractor shall be free to deliver the Services and to determine the manner in which they are conducted as he deems fit without the exercise of control by QSI. QSI and Contractor acknowledge and agree that, for the duration of this Agreement, approximately seventy-five percent (75%) of Contractor’s working time will be allocated to providing the Services to QSI, and the remaining twenty-five percent (25%) of Contractor’s working time will be allocated to his employer QSC or otherwise as he sees fit. This allocation shall be subject to adjustment by mutual agreement of QSI and Contractor, upon consultation at least on a quarterly basis, provided that if such adjustments result in Contractor providing more than seventy-five percent (75%) of his time to the Services, the adjustments cannot be implemented without receiving the prior approval of Contractor’s employer, QSC. Moreover, if such adjustment is the result of a change in the services that Contractor is to perform, the fees payable to the Contractor hereunder shall be adjusted as mutually agreeable to the parties.

1.2       Status of Contractor

Contractor acknowledges and agrees that his employment with QSI has expired. Contractor shall at all times remain employed by QSC during the term of, and while performing the Services under, this Agreement. Contractor and QSI agree and acknowledge that nothing in this Agreement creates, is intended to create, or shall be construed to create an employment relationship between Contractor and QSI.

Article 2

TERM AND TERMINATION

2.1       Term

This Agreement shall be effective as of October 1, 2016 and shall have a term of one (1) calendar year thereafter, ending on September 30, 2017 unless terminated as provided in Section 2.2.

2.2       Termination

a.	QSI may, in its sole discretion, terminate this Agreement upon thirty (30) days prior written notice to Contractor. In that event, all remaining amounts owing to Contractor under the full term of this Agreement per Article 3 (subject to the pro rata payment identified in Section 3.1.a.ii) shall be paid by QSI to Contractor on or prior to the date of termination of the Agreement.

b.	QSI may immediately terminate this Agreement upon written notice to Contractor if, in Contractor’s provision of the Services hereunder, Contractor is grossly negligent, engages in fraudulent conduct, or otherwise materially fails to perform the Services he has agreed to provide. QSI may also terminate this Agreement if, during the term hereof, Contractor is accused of serious criminal conduct or otherwise engages in behavior that is materially contrary to QSI’s core values. If QSI terminates the Agreement under this Section 2.2-b, QSI’s remaining obligations under this Agreement shall be subject to a full accord and satisfaction and no longer chargeable against QSI. In that event, QSI shall owe Contractor no further compensation under Article 3 of this Agreement, except that which is owing under Section 3.a.1.i as of the date of termination.

c.	Contractor may terminate this Agreement if, after providing written notice and a thirty (30) day opportunity to cure, QSI fails to pay him an amount Contractor is due under Article 3 of this Agreement. In that event, all remaining amounts owing to Contractor under the full term of this Agreement per Article 3 (subject to the pro rata payment identified in Section 3.1.a.ii) shall be paid by QSI to Contractor on or within five (5) business days of the date of termination of the Agreement.

d.	This Agreement may be terminated at any time by mutual agreement of QSI and Contractor. In that event, the Agreement shall immediately and fully discharged, and the only obligations chargeable against any party are those which were due and owing as of the time of termination. With respect to the fee due under Section 3.1.a.ii, the amount of the fee due to the Contractor upon such termination shall be determined by mutual agreement of the parties.

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Article 3

FEES

3.1       Fees for Services

a.	QSI shall compensate Contractor for the Services he provides under this Agreement as follows:

i.	a monthly payment due on the first day on each month in advance for an amount of $9,250 USD through the full term of this Agreement or otherwise until it is terminated in keeping with Article 2.

ii.	the Contractor shall be eligible for an additional fee in the aggregate amount of $33,000, payable in cash or common stock of QSI (as solely determined by QSI), with fifty percent (50%) would be payable 6 months after the Effective Date and the remaining fifty (50%) would be payable 12 months after the Effective Date. This fee will be payable, in whole or in part, if the Contractor achieves the objectives set forth in SCHEDULE B, attached hereto and incorporated herein by reference, as determined by the QSI in its sole and reasonable discretion. Should the Agreement be terminated pursuant to Section 2.2 and the Contractor has met the objectives set forth in SCHEDULE B through the date of termination, the Contractor will be paid a pro rata portion of that portion of the fee not previously paid through the date of termination, but only if such payment is required under the relevant provisions of Section 2.2.

iii.	QSI shall issue Contractor 400,000 shares of its unrestricted common stock on the date this Agreement is signed and delivered.

iv.	Contractor agrees and acknowledges that he shall be exclusively liable for all tax consequences and obligations stemming from any payment he receives under Section 3.1-a-i, including any payment for which an IRS Form 1099 will issue; and

v.	Contractor agrees and acknowledges that QSC is solely responsible for any and all benefits to which Contractor may be entitled by virtue of his employment with QSC, and that QSI is neither offering nor responsible for providing Contractor with any benefits in exchange for his provision of Services under this Agreement.

b.	In addition to fees for the Services, QSI shall reimburse Contractor for any charges or expenses he incurs which are reasonable and either incidental to or necessary for his performance of the Services hereunder, provided that the Contractor provides written evidence thereof reasonably satisfactory to QSI.

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Article 4

MISCELLANEOUS

4.1       Notices

a.	Any notice, direction or other communication given under this Agreement shall be in writing and shall be hand delivered or sent by overnight courier, prepaid registered mail, electronic mail or facsimile, in each case addressed as follows:

If to Contractor:

Attention:	Joey Trombino

Email:	**********

If to Quest Solution, Inc.:

Attention:	Chief Executive Officer

Email:	tmiller@questsolution.com

b.	Any such communication shall be deemed to have been validly and effectively given: (i)in the case of hand-delivery, facsimile, or email, on the date of delivery or transmission, (ii) in the case of overnight courier, on the first business date following the date of mailing, and (iii) in the case of prepaid registered mail, five (5) business days following the date of mailing. Communications shall not be sent by mail in the event of actual or threatened disruption of postal service. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

4.2       Third Party Beneficiaries

QSI and Contractors intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any person or entity, other than the parties to this Agreement. No Person, other than the Parties to this Agreement, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Notwithstanding the foregoing, in consideration for QSC’s acceptance of and agreement to the provisions of the Agreement (as noted below), QSC is a third party beneficiary with respect to the last sentence of Section 1.1 of this Agreement.

4.3       Amendments

This Agreement may only be amended or otherwise modified by written agreement executed by both QSI and the Contractor.

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4.4       Waiver

a.	No waiver of any of the provisions of this Agreement by any party shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

b.	No failure on the part of the parties to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right, nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

4.5       Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein and the parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

4.6       Successors and Assigns

a.	This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns, if any.

b.	This Agreement constitutes a personal services contract. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by Contractor, without the prior written consent of QSI. Any prohibited assignment or transfer shall be null and void.

4.7       Severability

If any provision of this Agreement is held invalid or unenforceable for any reason, such invalidity shall not affect the validity of the remaining provisions of this Agreement, and the Parties shall substitute for the invalid provision a valid provision that most closely approximates the intent and economic effect of the invalid provision.

4.8       Governing Law and Forum Selection

The parties have specifically requested and agreed that this Agreement shall be governed by and interpreted according to the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Any dispute or other litigation brought by the parties, which arises from or relates to this Agreement, shall be filed in a court of competent jurisdiction in Lane county, Oregon.

4.9       Counterparts

This Agreement may be executed by original or electronic signature and in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Services Agreement as of the date set forth above. The parties further represent and acknowledge that they have read and received legal counsel to the extent they deem proper regarding the content and meaning of this Agreement, and that they sign because they desire its terms and both agree and intend to be bound thereby.

/s/ Joey Trombino
JOEY TROMBINO

QUEST SOLUTION, INC.

By:	/s/ Thomas O. Miller
Title:	President

AGREED TO AND ACKNOWLEDGED BY QSC AS OF OCTOBER 1, 2016:

Quest Solution Canada, Inc. (“QSC”) hereby agrees and consents to, approves of and acknowledges the above Services Agreement. QSC hereby expressly agrees and acknowledges that it shall be exclusively and solely liable for all incidents to and consequences of Contractor’s employment with QSC, and it shall hold Quest Solution, Inc. (“QSI”) harmless for any liability of whatever kind that QSI incurs in that regard. QSC further represents, warrants and covenants to QSI that it will not alter its employment arrangements with Contractor in such a way that adversely affects Contractor’s ability to perform the services as contemplated under this Agreement.

QUEST SOLUTION CANADA, INC.

By:	/s/ Thomas O. Miller
Title:	President

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SCHEDULE A

Services

Joey Trombino shall serve as QSI’s Chief Financial Officer (“CFO”) and shall deliver to QSI the services that are customarily associated with a public company’s CFO. These services may, from time to time and without limitation, include reporting to and performing the specific tasks assigned to him by QSI’s Chief Executive Officer and/or Board of Directors. Mr. Trombino may additionally be required to provide reports to QSI’s Board of Directors and/or its legal counsel. The manner and means of Mr. Trombino’s performance and delivery of these services, however, shall be at his discretion and without the exercise of the control by QSI.

Mr. Trombino works primarily from Montreal, Quebec and may perform as much, or as little, of the Services hereunder for QSI from that location as he desires, with the lone exception that Mr. Trombino shall travel to QSI’s offices in Garden Grove, California, Eugene, Oregon, and elsewhere, as is necessary to complete and sufficiently deliver the CFO services he has agreed to provide under this Agreement.

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SCHEDULE B

Objectives

1-The achievement of an Adjusted EBITDA of 5% for the term of the Agreement

2-Integration of Quest Marketing Inc. and BCS Inc. into one corporate legal entity to streamline operations that result in cost savings.

3-Ensure -timely and accurate reporting of -regulatory filings and development and implementation of adequate management reports.

4-Management of the ScanSource relationship and successful renegotiation of the existing agreements with similar or more favorable terms for QSI

5-Management of the investor community and carrying out strategic and capital alternatives for QSI as defined by the CEO.

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